Exhibit 99.2

TIANJIN ZHONGHE AUTOMOBILE SALES AND SERVICE CO., LTD.
INDEX TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Page

Unaudited Condensed Balance Sheet	2

Unaudited Condensed Statements of Operations and Comprehensive Income (Loss)	3

Unaudited Condensed Statements of Cash Flows	4

Notes to Condensed Financial Statements (Unaudited)	5-9

TIANJIN ZHONGHE AUTOMOBILE SALES AND SERVICE CO., LTD.
UNAUDITED CONDENSED BALANCE SHEET

As of September 30, 2013
ASSETS:
Current assets:
Cash and cash equivalents	$98,526
Deposits	4,746
Due from parent	9,464,809
Other current assets	1,185
Total current assets	9,569,266

Property and equipment, net	27,674,121
Deferred taxes assets, net	-
Total assets	$37,243,387

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	1,234
Accrued expenses	97,090
Customer deposits	35,982
Deferred revenue	27,997
Total current liabilities	162,303

Shareholder’s equity:
Contributed capital	38,114,409
Accumulated other comprehensive income	3,172,391
Accumulated loss	(4,205,716)
Total shareholder’s equity	37,081,084

Total liabilities and shareholder’s equity	$37,243,387

The accompanying notes form an integral part of these unaudited condensed financial statements

TIANJIN ZHONGHE AUTOMOBILE SALES AND SERVICE CO., LTD.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	Nine Months Ended September 30,
	2013	2012

Net revenue	$20,465,465	$41,824,418
Cost of revenue	19,660,034	40,854,176
Gross profit	805,431	970,242

Operating expenses:
Selling and marketing	68,683	161,208
General and administrative	1,468,577	1,623,222
Total operating expenses	1,537,260	1,784,430

Loss from operations	(731,829)	(814,188)

Other income:
Interest income	47,805	2,242
Total other income	47,805	2,242

Loss before income taxes	(684,024)	(811,946)

Income taxes	-	-

Net loss	(684,024)	(811,946)

Other comprehensive income – foreign currency translation adjustments	978,777	199,064

Comprehensive income (loss)	$294,753	$(612,882)

The accompanying notes form an integral part of these unaudited condensed financial statements

TIANJIN ZHONGHE AUTOMOBILE SALES AND SERVICE CO., LTD.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2013	2012

Cash flows from operating activities:
Net loss	$(684,024)	$(811,946)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	743,602	716,826

Changes in operating assets and liabilities:
Accounts receivable	132,250	(21,986)
Inventories	1,334,146	559,471
Advances to suppliers	-	(18,506,935)
Prepaid expenses	-	22,081
Deposits	(4,527)	45,970
Value added tax receivable	222,712	(3,029)
Other current assets	1,683	(17,375)
Accounts payable	-	(1,349)
Accrued expenses	71,950	36,483
Customer deposits	(98,661)	1,386,732
Deferred revenue	27,651	(649,950)
Net cash provided by (used in) operating activities	1,746,782	(17,245,007)

Cash flows from investing activities:
Purchase of property and equipment	-	(22,803)
Advances to related party	-	(31,703)
Advances to parent	(19,943,722)	(9,919,886)
Repayments from parent	18,222,591	27,116,985
Net cash (used in) provided by investing activities	(1,721,131)	17,142,593

Cash flows from financing activities:	-	-
Net cash flows provided by financing activities	-	-
Effect of exchange rate change on cash	2,218	1,329

Net increase (decrease) in cash and cash equivalents	27,869	(101,085)

Cash and cash equivalents at the beginning of period	70,657	219,758
Cash and cash equivalents at the end of period	$98,526	$118,673

Supplemental disclosure of cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes form an integral part of these unaudited condensed financial statements

TIANJIN ZHONGHE AUTOMOBILE SALES AND SERVICE CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

(1)	Organization and Nature of Business and Summary of Significant Accounting Policies

The financial statements consist of the financial statements of Tianjin Zhonghe Automobile Sales and Services Co., Ltd. (the “Company” or “Zhonghe”).

Zhonghe was incorporated in the People’s Republic of China (“PRC”) on September 19, 2010.  Zhonghe’s business includes (i) sales of imported automobiles; (ii) sales of automotive accessories; and (iii) rentals of premises for automobile sales, storage and exhibition.

Basis of Presentation

The accompanying condensed balance sheet as of September 30, 2013, the condensed statements of operations and comprehensive income (loss), and condensed statements of cash flow for the nine months ended September 30, 2013 and 2012 are unaudited.   These interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  Certain information and note disclosures normally included in audited financial statements prepared in accordance with U.S. GAAP have been condensed or omitted and the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, these condensed financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the financial position of Zhonghe as of September 30, 2013, the results of its operations, and its cash flows for the nine-month periods ended September 30, 2013 and 2012.  These condensed financial statements and related notes should be read in conjunction with the Company’s audited financial statements for the fiscal years ended December 31, 2012 and 2011.  The results of operations for the nine-month period ended September 30, 2013 are not necessarily indicative of the results which may be expected for the entire fiscal year.

The preparation of condensed financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Currency Reporting

Amounts reported in the condensed financial statements are stated in US Dollars, unless stated otherwise. The Company’s functional currency is the Renminbi (“RMB”). Foreign currency transactions (outside the PRC) are translated into RMB according to the prevailing exchange rate at the transaction dates. For the purpose of preparing the condensed financial statements, the condensed balance sheet of the Company has been translated into US dollars at the current exchange rate as of the end of the respective reporting period and the condensed statements of operations have been translated into US dollars at the weighted average exchange rates in effect during the periods the transactions were recognized. The resulting translation gain adjustments are recorded as other comprehensive income in the condensed statements of operations and comprehensive income (loss).

Revenue Recognition

The Company’s main source of income was generated through (1) sales of automobiles, (2) sales of automotive accessories, and (3) rentals of premises for automobile sales, storage, and exhibition with lease terms less than one year.  The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred upon shipment or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectibility is reasonably assured.

The Company recognizes the sales of automobiles and sales of automotive accessories upon delivery and acceptance by the customers and where collectibility is reasonably assured.

Rental income generated from rentals of the premises is recognized based on the rental contract value over the contract terms using the straight life method.

The Company’s revenue is reported net of value added taxes, business taxes and other sales related taxes collected on behalf of specific regulatory agencies that require remittance by a specified date. These amounts are collected at the time of sale and are detailed on invoices provided to customers.

(2)	Property and Equipment, Net

A summary of property and equipment is as follows:

As of September 30, 2013

Building, improvements and land use rights	$29,933,170
Office equipment, furniture and fixtures	262,202
Automobiles	63,710
Software	208,627
30,467,709
Less: Accumulated depreciation and amortization	2,793,588
$27,674,121

Depreciation and amortization expense for property and equipment amounted to $743,602 and $716,826 for the nine months ended September 30, 2013 and 2012, respectively.

The Company acquired the rights to use the land where the Auto Mall Facility resides, including the building, improvements and land use rights, for a 34-year period ending November 2044.  Accordingly,  the entire basis of the mall is depreciated over this 34-year period.

(3)	Net Revenue

A summary of net revenue is as follows:

	Nine Months Ended September 30,
	2013	2012

Sales of automobiles	$19,733,958	$40,817,904
Sales of accessories	-	120,581
Rentals	731,507	885,933
	$20,465,465	$41,824,418

(4)	Income Taxes

The Company conducts substantially all of its business in the PRC and is subject to PRC income taxes. The Company is subject to the standard PRC tax rate of 25% during the nine months ended September 30, 2013 and 2012.

The Company’s income tax provision amounted to $0 for the nine months ended September 30, 2013 and 2012 (an effective rate of 0% for 2013 and 2012). A reconciliation of the provision for income taxes, with amounts determined by applying the statutory PRC statutory income tax rate to income before income taxes, is as follows:

	Nine Months Ended September 30,
	2013	2012

Computed tax at PRC statutory rate of 25%	$(171,006)	$(202,987)

Permanent differences:
Meals and entertainment (non-deductible portion)	501	374
Change in valuation allowance	196,185	205,510
Other	(25,680)	(2,897)
	$-	$-

As of September 30, 2013
Details of deferred taxes
Net operating loss carryforwards	1,073,434
Valuation allowance	(1,073,434)
Total deferred tax assets	-

Deferred tax liability:	-

Net deferred tax assets	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or are utilized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

For the nine months ended September 30, 2013, and the years ended December 31, 2012 and 2011, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, a full valuation allowance has been provided against the balance of deferred tax assets due to the uncertainty of the realization of any deferred tax assets. At September 30, 2013, the Company had approximately $4.3 million of net operating losses. The net operating loss carryforwards, if not utilized, will begin to expire in 2015.  For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable.

The Company is subject to income taxes in the PRC. Tax regulations are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. All tax positions taken, or expected to be taken, continue to be more likely than not ultimately settled at the full amount claimed. The Company’s tax filings are subject to the PRC tax bureau’s examination for a period up to 5 years. The Company is not currently under any examination by the PRC tax bureau.

(5)	Major Customers and Suppliers

Major Customers

During the nine months ended September 30, 2013, three customers accounted for an aggregate of 87% of the Company’s net revenue.  During the nine months ended September 30, 2012, four customers accounted for an aggregate of 96% of the Company’s net revenue.

Major Suppliers

Four suppliers accounted for an aggregate of 99% of the Company’s purchases during the nine months ended September 30, 2013.  Three suppliers accounted for an aggregate of 100% of the Company’s purchases during the nine months ended September 30, 2012.

(6)	Related Party Balances and Transactions

Cash Management Activities and Due from Parent

The Company is a 100% owned subsidiary of HeZhong (Tianjin) International Development Co., Ltd. (“HeZhong”), which performs the cash management and treasury functions for the Company as well as other affiliated companies owned by HeZhong.  As a result, substantially all of the Company’s cash receipts are transferred to HeZhong.  Cash is returned to the Company for its working capital, as the Company’s cash needs dictate.   During the nine months ended September 30, 2013, the Company loaned $19,943,722 to HeZhong and received repayments of $18,222,591.  During the nine months ended September 30, 2012, the Company loaned $9,919,886 and received repayments of $27,116,985. As of September 30, 2013, the amount owing from HeZhong was non-interest bearing and amounted to $9,464,809.

Due from related party

During the nine months ended September 30, 2012, the Company loaned $31,703 to a personal friend of Mr. Zhou, Xiao Guang, the Company’s Chief Executive Officer.  The loan was repaid in full in November 2012.

Rental Revenue – Former Shareholder

During the nine months ended September 30, 2013 and 2012, the Company received rental revenue from Tianjin Airport International Automobile Park Development Co., Ltd. (“Automobile Park”) totaled $450,176 and $418,648, respectively.

(7)	Subsequent Events

On May 20, 2013, the Company’s 100% shareholder, HeZhong entered into a non-binding Letter of Intent to sell its 100% interest in the Company to Tianjin Seashore New District Shisheng Business Trading Group Co.  Ltd. (“Shisheng”), a wholly owned subsidiary of China Auto Logistics Inc., a U.S. Nasdaq listed company.  The potential acquisition is subject to the completion of a due diligence investigation and valuation, with the final price to be determined by negotiations between HeZhong and Shisheng.  Shisheng made a refundable deposit of $16,296,200 (RMB 100,000,000) related to this potential acquisition in June 2013.

On November 20, 2013, the Company entered into a Cooperation Framework Agreement (“Framework Agreement”) with Car King (China) Used Car Trading Co., Ltd. (“Car King”).  Under the terms of the Framework Agreement, the Company and Car King will jointly invest in a joint venture entity to operate a used car sales business of which 60% ownership will be held by Car King and 40% ownership will be held by the Company.  The Company’s total investment and final terms are subject to change upon the execution of the definitive joint venture agreement.  The Company made an initial investment of approximately $651,848 (RMB 4,000,000) in this joint venture entity in November 2013.

On November 30, 2013, HeZhong entered into an Agreement on Equity Transfer (“Equity Transfer Agreement”) with Shisheng.  Under the terms of the Equity Transfer Agreement, HeZhong agreed to sell its 100% of its equity interest in the Company to Shisheng at a price of approximately $91.4 million (RMB 559,768,000), with $39.2 million (RMB 240,000,000) to be remitted within five business days and the remaining principal payments to be remitted within a 36-month period.  The outstanding unpaid balance payable to HeZhong will bear interest at a rate of 6% per annum.